                                                                    EXHIBIT 23.1

               Consent of Independent Certified Public Accountants
               ---------------------------------------------------

We have issued our report dated January 15, 2002 (Except for note 15, as to which the date is March 27, 2002) accompanying the consolidated financial statements of Lakeland Bancorp, Inc. and its subsidiaries appearing in the 2001 Annual Report of the Company to its shareholders and included in Form 10-K for the year ended December 31, 2001 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
April 30, 2002